FILED PURSUANT TO RULE 424(b)(3)
                                                     REGISTRATION NO. 333-115180


PROSPECTUS

                                1,797,269 Shares

                                IPIX CORPORATION

                                  Common Stock

This prospectus relates to 1,797,269 shares of common stock of IPIX Corporation that may be sold from time to time by the selling stockholders named on page 9 of this prospectus. The selling stockholders may offer their shares through public or private transactions, in or off the over-the-counter market in the United States, at prevailing market prices, or at privately negotiated prices. For details of how the selling stockholders may offer their shares of common stock, please see the section of this prospectus called "Plan of Distribution." We will not receive any proceeds from the sales by the selling stockholders.

Our common stock is traded on the Nasdaq SmallCap Market under the symbol "IPIX." On May 4, 2004, the last reported sale price for our common stock on the Nasdaq SmallCap Market was $6.03 per share.

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The securities offered by this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 4.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                      This prospectus is dated May 20, 2004

                                Table of Contents

Section                                                                     Page
Prospectus Summary                                                            3
Special Note on Forward Looking Statements                                    4
Risk Factors                                                                  4
Use of Proceeds                                                               9
Selling Stockholders                                                          9
Plan of Distribution                                                         11
Legal Matters                                                                13
Experts                                                                      13
Where You Can Find More Information                                          13
Incorporation of Certain Documents by Reference                              13


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You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference into this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. You should assume that the information contained in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information contained in any document we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. These documents are not an offer to sell or a solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

                               Prospectus Summary

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company and the shares being sold in this offering, including "Risk Factors" and our consolidated financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

                                   Our Company

IPIX Corporation, formally Internet Pictures Corporation, is a leading provider of technology solutions enabling public and private enterprises to use visual data efficiently. We combine our experience, people, technology, processes and partnerships to deliver an extensive range of visual data solutions worldwide. Our services and technologies provide our customers with the opportunity to increase revenues, improve customer satisfaction and enhance security for the protection of life and property. Our patented immersive imaging technology is used to provide an unparalleled view of the world. Government and commercial enterprises and others around the world are finding new ways to use our products for video security, situational awareness, visual documentation and on-line marketing. Our Rimfire technology is used by publishers to dramatically improve the effectiveness of directional advertising in both traditional publishing such as yellow pages and newspaper classifieds ads. It is also used by on-line publishers such as real-estate and automobile resale aggregators.

In 2004, our organization moved from being technology focused (Immersive Video Solutions, Transaction Services and Immersive Still Solutions) to being market focused in order to better serve the needs of our customers. We are now organized into three business units: IPIX Security, IPIX Ad Technologies and IPIX InfoMedia, respectively.

  - IPIX Security provides security and surveillance products and services for commercial and governmental customers.

  - IPIX Ad Technologies focuses on the sale of complete solutions to customers who rely on visual data to create effective directional advertising such as publishers of newspaper classifieds, yellow page directories, on-line auctions, real estate and autos classifieds.

  -  IPIX InfoMedia  focuses on the sale of immersive still technology  licenses
     for  the  on-line  real   estate,   travel  and   hospitality   and  visual
     documentation markets.


We have corporate offices and operations in Oak Ridge, Tennessee and a co-headquarters facility in San Ramon, California.

                               Securities Offered

On April 4, 2004, we completed the sale of 909,090 shares of our common stock and additional investment rights to purchase another 888,179 shares of our unregistered common stock, resulting in gross proceeds (assuming no exercise of the additional investment rights) of approximately $5.0 million, in a private offering to accredited institutional investors. The shares of common stock were sold at $5.50 per share, and the shares of common stock underlying the additional investment rights are purchasable at $6.05 per share. The additional investment rights are exercisable until 90 trading days after the effectiveness of this Registration Statement.

This prospectus relates to the resale from time to time of up to a total of 1,797,269 shares of our common stock by the selling stockholders, comprising:

  -  909,090 shares of our common stock issued on April 4, 2004; and

  - 888,179 shares of our common stock, which remain eligible for resale, issuable upon exercise of additional investment rights issued on April 4, 2004.

                   Special Note on Forward Looking Statements

This prospectus and the documents and information incorporated by reference in this prospectus, such as from "Item 1. Business" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended December 31, include "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended and section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include the information concerning our possible or assumed future operating results, business strategies, financing plans, competitive position, industry environment, the anticipated impact on our business and financial results of recent and future acquisitions, the effects of competition, our ability to produce new products in a cost-effective manner and estimates relating to our industry. Forward-looking statements may be identified by the use of words like "believes," "intends," "expects," "may," "will," "should" or "anticipates," or the negative equivalents of those words or comparable terminology, and by discussions of strategies that involve risks and uncertainties.

Actual results may differ materially from those expressed or implied by forward-looking statements for a number of reasons, including those appearing elsewhere in this prospectus under the heading "Risk Factors." In addition, we base forward-looking statements on assumptions about future events, which may not prove to be accurate. In light of these risks, uncertainties and assumptions, you should be aware that the forward-looking events described in this prospectus and the documents incorporated by reference in this prospectus may not occur.

                                  Risk Factors

You should carefully consider and evaluate all of the information contained or incorporated by reference in this prospectus, including the following risk factors, before deciding to invest in our notes. Any of these risks could materially and adversely affect our business, financial condition and results of operations, which in turn could adversely affect the price of the notes and our common stock.

Our limited operating history and recent changes in our customer base makes it difficult to evaluate our business

During late 2003, our relationship with our largest customer changed and in early 2004, we launched new products in our IPIX Security and IPIX InfoMedia business units. As a result, we have a limited operating history of the Company as it will operate in 2004 and upon which you can base an evaluation of our business and prospects. Our prospects must be considered in the light of the risks, uncertainties, expenses and difficulties frequently encountered by companies that have undertaken a substantial business restructuring. To address these risks and uncertainties, we must, among other things:

    -     increase our customer base for Rimfire services;

    - maintain and enhance our brand and expand our immersive product and service offerings;

    -     attract, integrate, retain and motivate qualified personnel; and

    -     adapt to meet changes in our markets and competitive developments.


We may not be successful in accomplishing these objectives.

Additional capital or strategic alternatives may be required for us to continue our operations and as a result, the independent auditors' report includes an explanatory paragraph that states that significant matters exist, including the change in the relationship with our largest customer, that raise substantial doubt about our ability to continue as a going concern

As of December 31, 2003, we had an accumulated deficit of $504 million. In June 2003, we amended our commercial agreement with eBay, Inc., and we no longer provide any products or services to eBay. eBay represented approximately 87% of our total revenue for 2003. As a result of the loss of revenues from our largest customer, the lack of any sales history for our new security products, our past recurring losses from operations and our accumulated deficit, the independent auditors' report for 2003 includes an explanatory paragraph stating that significant matters exist that raise substantial doubt about our ability to continue as a going concern.

We believe our $12.3 million of cash reserves (cash and cash equivalents of $10.24 million, short-term restricted investments of $1.10 million, long-term restricted cash of $0.63 million and short-term investments of $0.33 million) at December 31, 2003, may be sufficient to fund operations for 2004, assuming we are successful in the sale of new products and increasing our revenues and continue to see improvement in our overall cost structure. If we are not successful in increasing our revenues or cutting costs, we may be required to reduce operations further or seek additional private equity financing or financing from other sources, or consider other strategic alternatives, including a possible merger, sale of assets or other business combination or restructuring transactions. There can be no assurances that additional financing or strategic alternatives will be obtainable on terms acceptable to us or that any additional financing would not be substantially dilutive to existing stockholders. The holders of our Series B preferred stock have rights that are senior to those of the holders of our common stock in the event of the sale of our Company or in the event of our liquidation, dissolution or winding up. We have included a "going concern" footnote in our audited financial statements for fiscal 2003. See Financial Statements - Note 3.

Our operating results are highly dependent on the development of new products and technologies, and marketing them in order to generate revenue from new markets

Our results are subject to risks related to our significant investment in developing and introducing new products and services. These risks include: (i) difficulties and delays in the development, production, testing and marketing of products and services; (ii) customer acceptance; (iii) the development of industry standards; (iv) the significant amount of resources we must devote to the development of new technology; and (v) the ability to differentiate our products or services and compete with other companies in the same markets.

Our operating results are highly dependent on obtaining adequate supplies of the components of our products

Our ability to meet customer demands depends, in part, on our ability to obtain timely and adequate delivery of quality materials, parts and components from our suppliers and internal manufacturing capacity. Although we work closely with our suppliers to avoid these types of shortages, there can be no assurances that we will not encounter these problems in the future. A reduction or interruption in supplies or a significant increase in the price of one or more supplies could have a material adverse effect on our revenues and operating results.

Our operating results are highly dependent on generating recurring revenue from our Rimfire service, and we must be successful in adding new Rimfire service customers and generating revenue from new and existing markets

Substantially all of our recurring revenue has been derived from transaction fees generated by our Rimfire service. In particular, eBay was our largest Rimfire customer. eBay represented approximately 87% of total revenue and 96% of total Rimfire service revenue for 2003. As announced in June 2003, we amended our then current commercial agreement with eBay and we no longer provide any products or services to eBay as of November 1, 2003. We continue to diversify and add additional Ad Technologies' customers and are currently targeting image management for publications, on-line and off line classified advertising and other business opportunities. If we fail to add significant customers and increase revenues in this segment of our business, our results of operations and cash flows could be adversely affected. In addition, we must continue to improve and enhance our Rimfire service. If we fail to do so in a timely manner, or if we suffer a decrease in demand for our products and services, our revenue will decrease.

Failure to manage expenses would prevent us from achieving profitability

We may have to increase our operating expenses in order to increase our customer base, enhance our brand image and support our growing infrastructure. In order for us to become profitable, we must increase our revenues and gross profit margins sufficiently to cover current and future operating expenses. If we fail to do so, we may never achieve sustained profitability.

In response to the Q4 2003 loss of revenues from our largest customer and challenging market conditions, we initiated certain cost-reduction programs. In late 2003, we reduced the number of employees in the business unit which previously supported our largest customer. We have completed the required personnel actions and completed the outsourcing of certain of our network management operations. Also, we are streamlining our external spending on marketing and administration. As a result, we hope to lower our future break-even revenue level. In order to be successful, however, we must replace this lost revenue. If we fail to do so, we may be required to implement further cost reductions that could adversely affect our business.

Since the first half of 2000, we have been reducing costs and simplifying our product portfolios in all of our businesses. We discontinued product lines, exited businesses, consolidated operations and reduced our employee population. The impact of these cost-reduction efforts on our revenues and profitability may influence our ability to successfully complete these ongoing efforts; our ability to generate the level of cost savings we expect or that are necessary to enable us to effectively compete; the risk that we may not be able to retain key employees; our manufacturing capabilities; and the performance of other parties under outsourcing arrangements.

An important cost-reduction action is to outsource most of our network operations. While we have business and risk management plans in place in case delivery, quality or capacity is significantly reduced or eliminated by a co-location facility, our current size does not allow us to have numerous alternative vendors; and, accordingly, our operations could be disrupted for extended periods of time. As a result, we could have difficulties performing our services and our revenues and operating result could be negatively impacted.

Another cost-reduction action has been to develop outsourcing arrangements for the design and/or manufacture of certain products and components. If these third parties fail to deliver quality products and components on time and at reasonable prices, we could have difficulties fulfilling our orders and our revenues and operating results could be negatively impacted.

We rely on third party systems to provide our Rimfire service

We rely on certain third-party computer systems and third-party service providers, including a third party Internet service provider, to host and maintain our production services for all of our Rimfire customers. The performance and availability of our Internet systems is critical to our business and reputation. Any system failure, including network, software or hardware failure that interrupts the delivery of Rimfire services or decreases our responsiveness to our customers could be disruptive to our business. Our Internet service provider does not guarantee that its Internet access will be uninterrupted, error free or secure. From time to time it is necessary to change the providers of these services. During the period we are moving our services from one provider to another, interruptions in our offerings could occur.
Because our revenue from our Rimfire service is transaction based, any interruption in Internet access will result in a loss of revenue for the period that Internet access is unavailable.

Our quarterly results may fluctuate, which could make financial forecasting difficult and increase volatility in our common stock

Our revenues and operating results may vary significantly from quarter-to-quarter. As a result, quarter-to-quarter comparisons of our revenues and operating results may not be meaningful. In addition, due to our limited operating history and restructuring, it may be difficult to predict our future revenues and results of operations accurately. It is likely that, in one or more future quarters, our operating results will fall below the expectations of investors. If this happens, the trading price of our common stock is likely to be materially and adversely affected.

Our success depends on our ability to protect our intellectual property

We rely on trademark, copyright and patent law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights. If we are not successful in protecting our intellectual property, there could be a material adverse effect on our business.

While we believe that our issued patents and pending patent applications help to protect our business, there can be no assurance that:

    - any patent can be successfully defended against challenges by third parties;

    -     pending patent applications will result in the issuance of patents;

    - our competitors or potential competitors will not devise new methods of competing with us that are not covered by our patents or patent applications;

    - new prior art will not be discovered which may diminish the value of or invalidate an issued patent; or

    - a third party will not have or obtain one or more patents that prevent us from practicing features of our business or will require us to pay for a license to use those features.

Also, our patents, service marks or trademarks may be challenged and invalidated or circumvented. In addition, we are exposed to infringement of our intellectual property in foreign markets because our intellectual property is protected under United States laws that may not extend to foreign uses. We have been involved in litigation relating to the protection of intellectual property rights and could be involved in future litigation as third parties develop products that we believe infringe on our patents and other intellectual property rights. We have experienced attempts to misappropriate our technology, and we expect those attempts may continue. We have been involved in litigation in which our rights to technology have been challenged. The cost of such litigation, or the determination against us in this type of lawsuit, could have a material adverse effect on our business.

If we lose key members of our personnel, our future success could be limited

Our future success depends on our ability to attract and retain key management, engineering, technical and other personnel. In addition, we must recruit additional qualified management, engineering, technical and marketing and sales and support personnel for our operations. Competition for this type of personnel is intense, and we may not be successful in attracting or retaining personnel. The loss of the services of one or more members of our management group or other key employees or the inability to hire additional qualified personnel will limit our ability to grow our business.

Our success is dependent upon our ability to adapt to technological changes, and if we fail to do so, our offerings may become obsolete

We compete in a market characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing customer demands. These market characteristics are intensified by the emerging nature of the Internet and the multitude of companies offering Internet-based products and services. Thus, our success depends on our ability to adapt to rapidly changing technologies, to adapt our offerings to evolving industry standards and to continually improve the performance, features and reliability of our offerings in response to competitive products and shifting demands of the marketplace. In addition, widespread changes in Internet, networking or telecommunications technologies or other technological alterations could require substantial expenditures to modify our products, services or infrastructure. Failure to adapt to new technology in any of these areas could have a material adverse effect on our business, results of operations and financial condition.

We may not be successful in expanding our business into international markets

A part of our long-term strategy has been to expand into international markets. The success of any additional foreign operations will be substantially dependent upon our entering and succeeding in those markets, including through distributors, joint ventures or other indirect strategies. We may experience difficulty in managing international operations as a result of competition, technical problems, distance, language or cultural differences.

As we manage our international efforts, we will be subject to a number of risks, including the following:

    - failure of foreign countries to rapidly adopt the Internet, digital imaging or other required technologies;

    - unexpected changes in regulatory requirements, especially regarding the Internet;

    - slower payment and collection of accounts receivable than in our domestic market; and

    -     political and economic instability.


We cannot assure you that we will be able to successfully market our products in foreign markets.

We are susceptible to breaches of on-line commerce security

A party able to circumvent our security measures could misappropriate proprietary database information or cause interruptions in operations. As a result, we may need to expend significant capital and other resources to protect against security breaches or to alleviate problems caused by security breaches. This additional expense could harm our business, financial condition and results of operation.

Concentrated control over our voting stock could adversely affect stockholders

As of April 30, 2004, the holders of our Series B preferred stock beneficially owned over 22.9% of our outstanding voting stock. As a result, these stockholders are able to exercise control over certain matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such control could discourage others from initiating potential merger, takeover or other change of control transactions. As a result, the market price of our common stock could be adversely affected.

Conversion of Series B Preferred Stock into Common Stock and the payment of accrued dividends associated with such Preferred Stock could adversely affect stockholders

The holders of our Series B preferred stock may at their election convert each share of preferred stock into approximately 9.2 shares of our registered common stock. Accrued dividends on the preferred stock become due and payable upon such conversions. The holder of the preferred stock may elect to receive the dividends in additional common stock or cash. As a result, these conversions could require us to use available funds to finance dividends or dilute existing stockholders by introducing new common stock into the market. As a result, our financial condition or the market price of our common stock could be adversely affected.

Our certificate of incorporation and bylaws contain anti-takeover provisions that may make it more difficult or expensive to acquire us in the future, which could negatively affect our stock price

Our amended and restated certificate of incorporation and amended and restated bylaws and applicable provisions of Delaware law contain several provisions that may make it more difficult for a third party to acquire control of us without the approval of our board of directors. In addition, in October of 2000, our board of directors approved a stockholder rights plan that has the effect of making an acquisition of us prohibitively expensive unless our board of directors approves of the acquisition. The provisions of our certificate and bylaws and the Delaware General Corporation Law may make it more difficult or expensive for a third party to acquire a majority of our outstanding voting common stock or delay, prevent or deter a merger, acquisition, tender offer or proxy contest, which may negatively affect our stock price.

Because many of our product and service offerings are intended to enhance Internet commercial transactions, the success of our business will be dependent upon continued growth of Internet commerce

Many of our products and services are intended to enhance and facilitate commercial transactions over the Internet. Our future revenues are substantially dependent upon the widespread acceptance and use of the Internet and other on-line services as a medium for commerce by consumers and sellers. If continued acceptance and growth of Internet use does not occur, it could have a material adverse effect on our business.

The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and in the amount of traffic. Continued development and maintenance of the Internet's infrastructure to handle this increased traffic must continue. In addition, timely development of complimentary products, such as high-speed modems, providing reliable Internet access and services will also be required.

The Internet has experienced a variety of outages and other delays as a result of computer viruses and other damages to portions of its infrastructure. Outages and delays and infections by computer viruses are likely to continue and affect the level of Internet usage generally. Such outages and delays will affect processing of transactions on Rimfire integrated Websites. We will experience a reduction in revenues and increased expenses as a result of such outages and delays. We will be required to continually make capital investments to enhance our infrastructure and protect our services from computer viruses and other outages and delays on the Internet. The cost of such improvements could have a material adverse effect on our business.

Our market is highly competitive, and our business may suffer if we are unable to compete successfully

The market for our immersive products and our Rimfire products and services are new and rapidly evolving. Competition for Rimfire primarily comes in the form of a buy vs. build analysis. The market for immersive products and services is intensely competitive. We compete with other providers of immersive imaging technology, such as BeHere Corporation, Remote Reality and EasyPano. Each of these companies develops and markets products and services similar to ours. We expect additional competition from other emerging and established companies. There can be no assurance that the Company's current and potential competitors will not develop products that are more effective than our current or future products, or that our products and technology will not be rendered obsolete by such developments. Some of our competitors have longer operating histories, greater name recognition and significantly greater financial, technical and marketing resources. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to promotion and sale of their products than us. Our business will suffer if we are unable to compete effectively.

Terrorist activities and resulting military and other actions could adversely affect our business

Terrorist attacks in recent years have disrupted commerce throughout the United States and other parts of the world. The continued threat of terrorism within the United States and abroad, and the continued military action and heightened security measures, may cost significant disruptions to global commerce. Such disruptions could result in the delay or cancellation of customer orders, a general decrease in corporate spending on information technology or our ability to effectively market and sell our products and services. Such events could have material adverse affect on our business.

                                 Use of Proceeds

We will not receive any proceeds from the sale by any selling stockholder of the 1,797,269 shares of our common stock being offered in this prospectus. All of the proceeds will be received by the selling stockholders. If rights that were issued to the selling stockholders to purchase 888,179 shares of our common stock are exercised, we will receive estimated proceeds of approximately $5.37 million from the selling stockholders. All of such proceeds would be used for general corporate purposes including working capital. We will incur approximately $38,860 of expenses relating to the registration of the shares being offered and sold by the selling stockholders in this registration statement, including the SEC registration fee and legal, accounting, printing and other expenses of this offering; a portion of the proceeds received from the exercise of the additional investment rights referenced above may be used to pay such expenses.

                              Selling Stockholders

This prospectus relates to the resale from time to time of up to a total of 1,797,269 shares of our common stock by the selling stockholders, comprising:

    - 909,090 shares of common stock issued in a private offering that was completed on April 4, 2004; and

    -     888,179   shares  of  common  stock  issuable  upon  the  exercise  of additional investment rights issued in the private offering that was completed on April 4, 2004.

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities, or the right to acquire voting or investment power within 60 days through the exercise of an option, warrant or right, through the conversion of a security, or through the power to revoke a trust. All shares of our common stock registered in this offering represent shares issued to each selling stockholder or shares that have been or may be acquired within 60 days of May 5, 2004 upon the exercise of additional investment rights issued to each selling stockholder. The percentage ownership is calculated based on 16,502,222 shares, which represents the number of shares of our commons stock that were outstanding as of May 3, 2004, and the total number of shares issuable to each selling stockholder upon the exercise of the additional investment rights. The shares issuable upon the exercise of the additional investment rights by each selling stockholder, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Except for our agreement to issue additional shares of our common stock upon exercise of the additional investment rights as described above, none of the selling stockholders within the past three years has had any material relationship with us or any of our affiliates. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name, unless otherwise indicated in the table.


                                                                          Number of
                                                                          Shares of
                                            Shares of Common Stock         Common           Shares of Common Stock
                                         Beneficially Owned Prior to        Stock        Beneficially Owned After the
                                                 the Offering             Registered            Offering (1)
Name and Address of Selling                                                for sale
Stockholder                                 Number        Percentage        Hereby          Number       Percentage
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Cranshire Capital, L.P.                  718,910 (2)        4.36%          718,910            0               *
666 Dundee Road, Ste 1901
Northbrook, IL 60062

Iroquois Capital L.P.                    323,508 (3)        1.96%          323,508            0               *
641 Lexington Ave., 26th Flr.
New York, NY 10022

Vertical Ventures, LLC                   305,534 (4)        1.85%          305,535            0               *
641 Lexington Ave., 26th Flr.
New York, NY 10022

Omicron Master Trust                     269,590 (5)        1.63%          269,590            0               *
810 Seventh Avenue, 39th Flr.
New York, NY 10019


Alexandra Global Master Fund Ltd.        179,727 (6)        1.09%          179,727            0               *
767 Third Avenue, 39th Flr. New York,
NY  10017
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* Less than 1%.
(1) Because the selling stockholders may choose not to sell any of the shares offered by this prospectus, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares that any of the selling stockholders will hold after completion of this offering. For purposes of this table, we have assumed that each of the selling stockholders will have sold all of the shares covered by this prospectus upon the completion of this offering.
(2)  Cranshire  Capital,  L.P.  holds (a) 363,637 shares of our common stock and
     (b) additional investment rights to purchase up to 355,273 additional shares of our common stock. Cranshire Capital, L.P. beneficially owns 718,910 shares of common stock underlying warrants, additional investment rights and warrants comprising a portion of the additional investment rights that are currently exercisable or exercisable within 60 days. Mitchell P. Kopin, President of Downsview Capital, Inc., the general partner of Cranshire Capital L.P., has voting control and investment power over securities held by Cranshire Capital, L.P. Mr. Kopin disclaims beneficial ownership of the securities held by Cranshire Capital, L.P.
(3) Iroquois Capital L.P. holds (a) 163,636 shares of our common stock and (b) additional investment rights to purchase up to 159,872 additional shares of our common stock. Iroquois Capital L.P. beneficially owns 323,508 shares of common stock underlying warrants, additional investment rights and warrants comprising a portion of the additional investment rights that are currently exercisable or exercisable within 60 days. Joshua Silverman has voting control and investment power over securities held by Iroquois Capital L.P. Mr. Silverman disclaims beneficial ownership of the shares held by Iroquois Capital L.P.
(4) Vertical Ventures LLC holds (a) 154,545 shares of our common stock and (b) additional investment rights to purchase up to 150,989 additional shares of our common stock. Vertical Ventures LLC beneficially owns 305,534 shares of common stock underlying warrants, additional investment rights and warrants comprising a portion of the additional investment rights that are currently exercisable or exercisable within 60 days. Joshua Silverman has voting control and investment power over securities held by Vertical Ventures LLC. Mr. Silverman disclaims beneficial ownership of the securities held by Vertical Ventures LLC.
(5) Omicron Master Trust holds (a) 136,363 shares of our common stock and (b) additional investment rights to purchase up to 133,227 additional shares of our common stock. Omicron Master Trust beneficially owns 269,590 shares of common stock underlying warrants, additional investment rights and warrants comprising a portion of the additional investment rights that are currently exercisable or exercisable within 60 days. Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of April 21, 2003, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Omicron and Winchester.
(6) Alexandra Global Master Fund Ltd. holds (a) 90,909 shares of our common stock and (b) additional investment rights to purchase up to 88,818 additional shares of our common stock. Alexandra Global Master Fund Ltd. beneficially owns 179,727 shares of common stock underlying warrants, additional investment rights and warrants comprising a portion of the additional investment rights that are currently exercisable or exercisable within 60 days. Alexandra Investment Management, LLC, a Delaware limited liability company ("Alexandra"), serves as investment adviser to Alexandra Global Master Fund Ltd., a British Virgin Islands company ("Master Fund"). By reason of such relationship, Alexandra may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Master Fund. Alexandra disclaims beneficial ownership of such shares of common stock. Messrs. Mikhail A. Filimonov ("Filimonov") and Dimitri Sogoloff ("Sogoloff") are managing members of Alexandra. By reason of such relationships, Filimonov and Sogoloff may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Master Fund. Filimonov and Sogoloff disclaim beneficial ownership of such shares of common stock.

                              Plan of Distribution

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

    -     ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits purchasers;

    - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    -     purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account;

    -     an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

    -     privately negotiated transactions;

    -     short sales;

    - broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

    -     a combination of any such methods of sale; and

    -     any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

                                  Legal Matters

The validity of the issuance of the shares offered in this prospectus will be passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, Memphis, Tennessee.

                                     Experts

The consolidated financial statements and the related consolidated financial statement schedule incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants (which contains an explanatory paragraph referring to the uncertainty of the Company's ability to continue as a going concern), given on the authority of said firm as experts in auditing and accounting.

                       Where You Can Find More Information

We file annual, quarterly and special reports, along with other information with the SEC. You may read and copy any document we file at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our common stock is traded on The American Stock Exchange and the Toronto Stock Exchange. You may inspect reports and other information concerning us at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006. These filings and other information may also be inspected without charge at a Web site maintained by the SEC. The address of the site is http://www.sec.gov.

                 Incorporation of Certain Documents by Reference

The documents listed in paragraphs (a) through (d) below have been filed with the Securities and Exchange Commission (the "SEC") and are hereby incorporated by reference into this Registration Statement. All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereto from the date of filing of such documents.

     (a) our annual report on Form 10-K for the year ended December 31, 2003 filed with the SEC on March 30, 2004;

     (b) our quarterly report on Form 10-Q for the period ended March 31, 2004 filed with the SEC on April 19, 2004;

     (c)  our definitive  proxy  statement filed with the SEC on March 31, 2004;
          and

     (d) the description of our common stock contained in our registration statement on Form 8-A, as filed with the SEC on June 14, 1999, including any amendment or report filed for the purpose of updating such description.